EXHIBIT 99.1

Quanex Fiscal Fourth Quarter and 2005 Annual Results

               Record Fourth Quarter and Annual Net Sales
    Record Fourth Quarter and Annual Diluted EPS from Continuing Operations
           Record 2005 Cash Provided by Operating Activities
         Eliminated Remaining Revolving Credit Line Balance
          Announced Pending Sale of Temroc Metals Business

HOUSTON, Dec. 2, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) today reported record fiscal fourth quarter and 2005 net sales and diluted earnings per share from continuing operations. Net sales for the quarter and year were $483.3 million, up 14%, and $1,969.0 million, up 37%, respectively, over last year's quarterly and annual results. Diluted earnings per share from continuing operations for the quarter were $1.75, more than double year-ago results of $0.78, and for the year were $6.75 compared to $2.29 last year. Fourth quarter and annual diluted earnings per share were $1.18 and $5.92, respectively. Return on invested capital for 2005 was a best-ever 20.8%, compared to 9.3% for 2004. Total return to shareholders in 2005 was 73%.

Highlights

 -- 2005 Vehicular Products and Building Products segment net sales were $1,017.0 million, up 28%, and $952.0 million, up 48%, respectively, over 2004, and each are all time bests.

 -- 2005 operating income for the Vehicular Products and Building
    Products segments were $190.7 million, up 158%, and $131.4 million, up 108%, respectively, both records.

 -- Income from continuing operations set a fourth quarter record of
    $46.7 million, compared to $19.6 million in the year-ago quarter;
    and for the year, was up 209% to $177.2 million.

 -- Cash provided by operating activities was $88.4 million in the quarter and $249.1 million for 2005.

 -- Quarterly net sales for Mikron Industries, acquired in December 2004, were up 23% from the year-ago quarter; Mikron earnings were $0.18 per diluted share after interest expense.

 -- Working capital to sales in 2005 was 6.8% compared to 9.7% in 2004.

 -- 2005 total debt less cash to capitalization was 10.9% versus 13.8%
    in 2004.

The Company today announced the pending sale of its Temroc Metals business. The business, which produces aluminum extrusions and fabricated products, was acquired on November 30, 2000. Incidental to the expected sale of the business, Quanex wrote down Temroc's assets to approximate the fair market value for the business. The write down of $13.1 million ($0.48 diluted earnings per share) is reflected in discontinued operations in Quanex's financial statements.

Selected Financial Information

Fourth Quarter and Fiscal Year Financials from Continuing Operations ($ in millions, except per share data)

                  4th qtr   4th qtr  inc/      FY        FY     inc/
                    2005      2004   (dcr)    2005      2004    (dcr)
                   ------    ------  ----   --------  --------  ----
 Net Sales         $483.3    $425.7   14%   $1,969.0  $1,437.9   37%
 Operating Income    70.6      35.2  101%      292.8      99.0  196%

 Income from
  Continuing
  Ops.               46.7      19.6  138%      177.2      57.4  209%

 EPS: Basic
  Earnings from
  Continuing Ops.   $1.84     $0.79  133%      $7.04     $2.33  202%

 EPS: Diluted
  Earnings from
  Continuing Ops.   $1.75      $.78  124%      $6.75     $2.29  195%

Segment Commentary

VEHICULAR PRODUCTS ($ in millions)

                     4th qtr       4th qtr         FY         FY
                       2005          2004         2005       2004
                     -------       -------     ---------   --------
 Net Sales           $ 230.0       $ 240.6     $ 1,017.0   $  795.4
 Operating Income    $  36.7       $  26.7     $   190.7   $   74.0

The Vehicular Products segment is focused on providing customers with engineered steel bar products and value-added services. Key market drivers are light vehicle builds (approx. 65% of segment sales) and heavy duty truck builds (approx. 15% of segment sales).

"Overall segment demand was off in the quarter compared to the very strong demand experienced in the year-ago period, primarily due to inventory adjustments by our Tier 1 and Tier 2 customers early in the quarter. Consequently, engineered steel bar shipments were down from last year's unusually high levels," said Raymond A. Jean, chairman and chief executive officer. "Our customers' inventories have now returned to more normalized levels following heavy buying early in the year. Segment margins remained healthy in the quarter and operating income was up 38% compared to the year-ago quarter, the benefit of an improved spread and richer product mix," continued Jean.

BUILDING PRODUCTS ($ in millions)

                        4th qtr    4th qtr        FY           FY
                         2005       2004         2005         2004
                       -------     -------     --------     --------
 Net Sales             $ 253.2     $ 185.1     $  952.0     $  642.5
 Operating Income      $  35.2     $  27.5     $  131.4     $   63.2

The Building Products segment is focused on providing window and door OEM customers with engineered products and components, and is also a leading provider of common alloy aluminum sheet. Key market drivers are housing starts (approx. 50% of segment sales) and remodeling activity (approx. 50% of segment sales).

"Overall housing activity remained brisk during the quarter, with annualized housing starts steady at the 2 million mark. Orders from our window and door customers remained firm throughout the quarter, but a significant rise in raw material costs at some of our fenestration business units (Mikron and TruSeal) adversely impacted margins. While our aluminum sheet business saw a 15% drop in volume due to customer destocking compared to the year-ago period, operating margins improved 17%, a result of higher sheet prices and an improved mix of painted sheet sales," said Jean.

Cash Flow

"Cash provided by operating activities in the quarter was $88.4 million, and for the year we generated a record $249.1 million, compared to $124.2 million in 2004. During fiscal 2005, we borrowed $200 million from our revolving credit line to finance the acquisition of Mikron Industries, and I'm pleased to report the entire amount was repaid by the close of the fourth quarter, when we made final repayments of $30.0 million. Even with having spent some $450 million to make five strategic acquisitions in the last four years and raising our common stock dividend three times in the last five quarters by some 37%, Quanex is in an enviable financial position with a great balance sheet to fund its growth opportunities," continued Jean.

Outlook

For 2006, segment operating margins are expected to return more to the middle of their historic range. Specifically, in 2005, the Company experienced margins at the high end of the range, while in 2004, had margins at the low end of the range. This swing in margins was due, in part, to the lead and lag effect of its steel scrap recovery mechanism.

First-quarter segment margins have historically been lower when compared to the Company's other quarters as there are fewer production days and customers experience holiday shutdowns. Also, in the first quarter last year, Quanex's large process businesses, MACSTEEL and Nichols Aluminum, were both running above rated capacities and had much of their customer base on allocation. Supply chain inventory adjustments will continue to bring the Company's customer inventories back to more normalized levels, which bodes well for MACSTEEL's and Nichols Aluminum's demand going forward. The first-quarter outlook for the Company's door and window components business is positive as housing starts remain at historically high levels along with remodeling activity.

Consistent with an ongoing strong housing and remodeling market, an up-tick in automotive builds at the "Big 3," excellent heavy truck production and the acquisition of Mikron, Quanex expects to report diluted earnings per share from continuing operations for the quarter in a range of $0.70 to $0.80. The Company cautions that its combination of short cycle businesses and volatile raw material costs, particularly for scrap, makes forecasting problematic.

Other

Operating income for the quarter increased by $6.1 million due to a LIFO inventory adjustment.

The Company continues to account for stock options using the current transition provisions of SFAS No. 123. Accordingly, Quanex does not reflect the option expense in its income statement or diluted earnings per share. However, the Company does disclose the impact to net income and diluted earnings per share in footnotes to its SEC financial statements. Expensing stock options in the fourth quarter and the year would have reduced net income by about $700,000 and $2.2 million, respectively, and would have reduced diluted earnings per share from continuing operations by $0.03 and $0.08, respectively. Quanex will expense its stock options in the fiscal 2006 first quarter.

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock closing price of $59.98 for its fiscal fourth quarter, the Company's diluted earnings per share from continuing operations were reduced by $0.06.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.155 per share on the common stock, payable December 30, 2005, to shareholders of record on December 15, 2005.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 10/31/05

Book value per common share: $25.88; Total debt to capitalization: 17.1%; Return on invested capital: 20.8%; Return on common equity: 26.8%; Actual number of common shares outstanding: 25,378,580

Definitions

Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization -- calculated as the sum of both the current and long-term portion of debt, as of balance sheet date, divided by the sum of both the current and long-term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 21, 2004) under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

 Three months ended                           Twelve months ended
    October 31,                                  October 31,
 --------------------                      -------------------------
   2005       2004                            2005          2004
 ---------  ---------                      ----------    -----------
 $ 483,270  $ 425,660   Net sales          $1,969,007    $ 1,437,897
   371,083    359,465   Cost of sales       1,512,980      1,225,784
                        Selling,
                         general and
                         administrative
    23,982     19,142    expense               97,851         64,189
                        Depreciation
    17,557     11,887    and amortization      65,401         49,381
     -          -       Gain on sale of land       -            (454)
 ---------  ---------                      ----------    -----------
    70,648     35,166   Operating income      292,775         98,997
    (1,542)    (1,566)  Interest expense       (9,300)        (5,967)
     2,233       (291)  Other, net                151            335
 ---------  ---------                      ----------    -----------
                        Income from
                         continuing
                         operations
    71,339     33,309    before taxes         283,626         93,365
                         Income tax
   (24,659)   (13,747)   expense             (106,393)       (35,937)
 ---------  ---------                      ----------    -----------
                        Income from
                         continuing
    46,680     19,562    operations           177,233         57,428
                        Gain (loss)
                         from discontinued
                         operations,
   (15,455)      (824)   net of taxes         (22,073)        (2,961)
 ---------  ---------                      ----------    -----------
 $  31,225  $  18,738   Net income         $  155,160    $    54,467
 =========  =========                      ==========    ===========

                        Basic earnings per
                         common share:

                        Earnings from
                         continuing
 $    1.84  $    0.79    operations        $     7.04    $      2.33

                        Gain (loss)
                         from discontinued
 $   (0.61) $   (0.03)   operations        $    (0.88)   $     (0.12)
 ---------  ---------                      ----------    -----------
                        Basic earnings
 $    1.23  $    0.76    per share         $     6.16    $      2.21
 ---------  ---------                      ----------    -----------

                        Diluted earnings per
                         common share:

                        Earnings from
                         continuing
 $    1.75  $    0.78    operations        $     6.75    $      2.29
                        Gain (loss) from
                         discontinued
 $   (0.57) $   (0.04)   operations        $    (0.83)   $     (0.12)
 ---------  ---------                      ----------    -----------
                        Diluted earnings
 $    1.18  $    0.74    per share         $     5.92    $      2.17
 ---------  ---------                      ----------    -----------

                        Weighted average
                  common shares outstanding:

    25,322     24,809   Basic                  25,181         24,654
    26,964     25,187   Diluted                26,539         25,047

                        Cash dividends
  $ 0.1550   $ 0.1350     per share          $ 0.5800       $ 0.4883

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

  Three months ended                          Twelve months ended
     October 31,                                  October 31,
 --------------------                        -----------------------
   2005        2004                             2005         2004
 ---------  ---------                        -----------  ----------
                        Net sales:

 $ 230,039  $ 240,580    Vehicular Products  $ 1,016,982  $  795,367
   253,231    185,080    Building Products       952,025     642,530
 ---------  ---------                        -----------  ----------
 $ 483,270  $ 425,660   Net sales            $ 1,969,007  $1,437,897
 ---------  ---------                        -----------  ----------

                        Operating income:

 $  36,724  $  26,654    Vehicular Products  $   190,667  $   73,965
    35,165     27,455    Building Products       131,432      63,174
    (1,241)   (18,943)   Corporate and Other     (29,324)    (38,142)
 ---------  ---------                        -----------  ----------
 $  70,648  $  35,166    Operating Income    $   292,775  $   98,997
 ---------  ---------                        -----------  ----------

 QUANEX CORPORATION
 CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

                                                  October 31,
 ------------------------------------------------------------------
                                               2005          2004
 ------------------------------------------------------------------
 Assets

 Cash and equivalents                      $    49,681  $    41,743
 Accounts and notes receivable, net            152,072      172,582
 Inventories                                   133,003      112,993
 Deferred income taxes                          12,864       11,182
 Other current assets                            4,669        2,387
 Current assets of discontinued
   operations                                    5,504       16,068
 ------------------------------------------------------------------
      Total current assets                     357,793      356,955
 Property, plant and equipment                 969,962      833,797
 Less accumulated depreciation                (546,020)    (488,604)
                                           -----------  -----------
 Property, plant and equipment, net            423,942      345,193
 Goodwill, net                                 196,341      121,174
 Cash surrender value insurance
   policies, net                                24,927       24,439
 Intangibles, net                               82,360       27,556
 Other assets                                    9,002        9,207
 Long-term assets of discontinued
   operations                                    5,846       45,619
 ------------------------------------------------------------------
      Total assets                         $ 1,100,211  $   930,143
 ==================================================================
 Liabilities and stockholders' equity
 Accounts payable                          $   129,152  $   159,379
 Accrued liabilities                            73,616       45,380
 Income taxes payable                           14,465        4,323
 Current maturities of long-term debt            2,459          246
 Current liabilities of discontinued
   operations                                    4,208        7,520
 ------------------------------------------------------------------
      Total current liabilities                223,900      216,848
 Long-term debt                                133,462      128,680
 Deferred pension credits                        8,158        8,804
 Deferred postretirement welfare benefits        7,519        7,745
 Deferred income taxes                          58,836       53,514
 Non-current environmental reserves              6,732        8,188
 Other liabilities                               2,742        2,828
 Long-term liabilities of discontinued
   operations                                    2,120        2,829
 ------------------------------------------------------------------
      Total liabilities                        443,469      429,436
      Total stockholders' equity               656,742      500,707
 ------------------------------------------------------------------
      Total liabilities and
        stockholders' equity               $ 1,100,211  $   930,143
 ==================================================================

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                                Twelve months ended
                                                    October 31,
                                              ----------------------
                                                2005         2004
                                              ---------    ---------
 Operating activities:
  Net income                                  $ 155,160    $  54,467
  Loss from discontinued operations              22,073        2,961
                                              ---------    ---------
  Net income from continuing operations         177,233       57,428
  Adjustments to reconcile net income
    to cash provided by operating
    activities:
   Depreciation and amortization                 65,987       49,921
   Gain on sale of land                             --          (454)
   Deferred income taxes                           (438)          30
   Deferred pension and postretirement
     benefits                                     1,323         (499)
                                              ---------    ---------
                                                244,105      106,426
 Changes in assets and liabilities,
   net of effects from
   acquisitions and dispositions:
     Decrease (Increase) in accounts and
       notes receivable                          32,165      (45,932)
     Decrease (Increase) in inventory            (8,847)      (6,722)
     Increase (Decrease) in accounts payable    (43,696)      57,160
     Increase (Decrease) in accrued
       liabilities                                6,473        9,076
     Increase (Decrease) in income taxes
       payable                                   19,624       (5,820)
     Other, net                                     588        1,900
  Cash provided by (used for) operating
     activities from discontinued
     operations                                  (1,275)       8,149
                                              ---------    ---------
 Cash provided by operating activities          249,137      124,237
 Investment activities:
  Acquisitions , net of cash acquired          (200,550)    (214,618)
  Proceeds from sale of discontinued
    operations                                   11,710       23,310
  Capital expenditures, net of retirements      (50,792)     (18,713)
  Proceeds from sale of land                       --            637
  Other, net                                       (873)        (877)
  Cash used for investment activities from
    discontinued operations                      (1,059)      (2,829)
                                              ---------    ---------
 Cash used for investment activities           (241,564)    (213,090)
 Financing activities:
  Bank borrowings (repayments), net                (180)     (10,000)
  Issuance of debentures                            --       125,000
  Common dividends paid                         (14,296)     (11,530)
  Issuance of common stock, net                  14,212       11,665
  Other, net                                        823       (6,456)
  Cash used for financing activities from
    discontinued operations                        (211)        (201)
                                              ---------    ---------
 Cash provided by financing activities              348      108,478
                                              ---------    ---------
  Effect of exchange rate changes on cash and
   equivalents                                       17           10
 Increase (Decrease) in cash                      7,938       19,635

 Beginning of period cash and equivalents        41,743       22,108
                                              ---------    ---------
 End of period cash and equivalents           $  49,681    $  41,743
                                              =========    =========

CONTACT:
Quanex Corporation
Financial Contact:
Jeff Galow
(713) 877-5327

Media Contact:
Valerie Calvert
(713) 877-5305